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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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                    1. Name and Address of Reporting Person*

                       Martin          Gary
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                        (Last)        (First)       (Middle)

                               14324 Waller Road E
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                                    (Street)

                     Tacoma             WA            98446
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                     (City)          (State)          (Zip)

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              2. Date of Event Requiring Statement (Month/Day/Year)

                                   02/18/2000
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         3. IRS Identification Number of Reporting Person, if an Entity
                                  (Voluntary)

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                   4. Issuer Name and Ticker or Trading Symbol

                          SUNHAWK.COM CORPORATION/SNHK
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                  5. Relationship of Reporting Person to Issuer
                             (Check all applicable)

[ ]  Director                             [ ]  10% Owner
[X]  Officer (give title below)           [ ]  Other (specify below)

                            Vice President Publishing
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               6. If Amendment, Date of Original (Month/Day/Year)

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             Table I -- Non-Derivative Securities Beneficially Owned
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
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1. Title of Security (Instr. 4)  2. Amount of Securities  3. Ownership Form:         4. Nature of Indirect
                                    Beneficially Owned       Direct (D) or Indirect     Beneficial
                                    (Instr. 4)               (I) (Instr. 5)             Ownership (Instr. 5)
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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
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1. Title of    2. Date Exercisable      3. Title and amount of Securities  4. Conversion   5. Ownership   6. Nature
Derivative        and Expiration Date      Underlying Derivative Security     or Exercise     Form of        of Indirect
Security          (Month/Day/Year)         (Instr. 4)                         Price of        Derivative     Beneficial
(Instr. 4)                                                                    Derivative      Security       Ownership
                                                                              Security        Direct (D)     (Instr. 5)
                                                                                              or Indirect
                                                                                              (I) (Instr.
                                                                                              5)
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                Date         Expiration           Title             Amount
                Exercisable  Date                                   of
                                                                    Number
                                                                    of
                                                                    Shares
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Options          10/9/98     10/9/06    Common Stock (no par value) 1,192       0.42          D
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Options          4/9/99      10/9/06    Common Stock (no par value)  596        0.42          D
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Options          10/9/99     10/9/06    Common Stock (no par value)  596        0.42          D
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Options          4/9/00      10/9/06    Common Stock (no par value)  596        0.42          D
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Options          10/9/00     10/9/06    Common Stock (no par value)  596        0.42          D
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Options          4/9/01      10/9/06    Common Stock (no par value)  596        0.42          D
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Options          10/9/01     10/9/06    Common Stock (no par value)  596        0.42          D
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Options          9/10/99     9/10/07    Common Stock (no par value)  119       11.33          D
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Options          3/10/00     9/10/07    Common Stock (no par value)  60        11.33          D
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Options          9/10/00     9/10/07    Common Stock (no par value)  60        11.33          D
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Options          3/10/01     9/10/07    Common Stock (no par value)  60        11.33          D
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Options          9/10/01     9/10/07    Common Stock (no par value)  60        11.33          D
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Options          3/10/02     9/10/07    Common Stock (no par value)  60        11.33          D
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Options          9/10/02     9/10/07    Common Stock (no par value)  60        11.33          D
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Options          7/15/00     7/15/08    Common Stock (no par value)  30        22.65          D
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Options          1/15/01     7/15/08    Common Stock (no par value)  15        22.65          D
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Options          7/15/01     7/15/08    Common Stock (no par value)  15        22.65          D
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Options          1/1502      7/15/08    Common Stock (no par value)  15        22.65          D
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Options          7/15/02     7/15/08    Common Stock (no par value)  15        22.65          D
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

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
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Options          1/15/03     7/15/08    Common Stock (no par value)  15        22.65          D
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Options          7/1503      7/15/08    Common Stock (no par value)  15        22.65          D
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Options          2/15/02     2/15/10    Common Stock (no par value) 4,750      12.00          D
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Options          8/15/02     2/15/10    Common Stock (no par value) 2,375      12.00          D
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Options          2/15/03     2/15/10    Common Stock (no par value) 2,375      12.00          D
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Options          8/15/03     2/15/10    Common Stock (no par value) 2,375      12.00          D
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Options          2/15/04     2/15/10    Common Stock (no par value) 2,375      12.00          D
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Options          8/15/04     2/15/10    Common Stock (no par value) 2,375      12.00          D
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Options          2/15/05     2/15/10    Common Stock (no par value) 2,375      12.00          D
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
Explanation of Responses:



                                      /S/ GARY MARTIN
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                                      **Signature of Reporting Person



                                      2/27/2000
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                                      Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.

If space provided is insufficient, see Instruction 6 for procedure.